As filed with the Securities and Exchange Commission on May 30, 2025	File No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORECARD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1964787 (I.R.S. Employer Identification No.)

One Meca Way Norcross, Georgia 30093 (770) 381-2900 (Address, Including Zip Code, of Registrant’s Principal Executive Offices)

CORECARD CORPORATION 2025 EMPLOYEE STOCK INCENTIVE PLAN

(Full Title of the Plan)

Matthew A. White Chief Financial Officer CoreCard Corporation One Meca Way Norcross, Georgia 30093 (770) 381-2900 (Name, Address, and Telephone Number, Including Area Code, of Agent for Service)	Copies to: Justin B. Heineman, Esq. Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street NE, Suite 2800 Atlanta, Georgia 30309 (404) 815-6516

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 750,000 shares of common stock of CoreCard Corporation (the “Registrant”) to be issued pursuant to the CoreCard Corporation 2025 Employee Stock Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information. *

*Information required by Part I to be contained in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by reference.

The reports listed below have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference. All of Registrant’s reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

(a)	Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 28, 2025;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 8, 2025;

(c)	Current Reports on Form 8-K filed with the SEC on March 3, 2025, and Form 8-K filed with the SEC on May 30, 2025; and

(d)

The description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), contained in the Registrant’s Form 8-A filed with the SEC on May 26, 2021, and any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Georgia Business Corporation Code permits, and Registrant’s Bylaws require, Registrant to indemnify any director of the Registrant (an “Indemnified Person”) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, including any action or suit by or in the right of the Registrant (“Proceeding”) because he or she is or was a director, officer, employee, or agent of the Registrant, against any judgment, settlement, penalty, fine, or reasonable expenses (including, but not limited to, attorneys’ fees and disbursements, court costs, and expert witness fees) incurred with respect to the Proceeding. However, Registrant will not indemnify any director who is found liable to Registrant or is subjected to injunctive relief in favor of Registrant for:

(1)    any appropriation of any business opportunity of Registrant in violation of the director’s duties;

(2)    acts or omissions that involve intentional misconduct or a knowing violation of law;

(3)    paying a dividend or approving a stock repurchase in violation of Georgia law; or

(4)    any transaction from which the director derived an improper personal benefit.

Registrant’s Bylaws also provide that the indemnification rights contained in the Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any provision of the articles of incorporation, bylaw, resolution or agreement specifically or in general terms approved or ratified by the affirmative vote of holders of a majority of the shares entitled to vote thereon.

Registrant has purchased and maintains liability insurance to protect its officers and directors against any liability asserted against them or incurred by them as permitted by its Bylaws and Section 14-2-858 of the Georgia Business Corporation Code. The insuring of the directors and officers is permitted whether or not Registrant would have the power to indemnify that director, officer, agent or employee under its articles of incorporation or the terms of the Georgia Business Corporation Code.

These indemnification provisions may be sufficiently broad to permit indemnification of Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

              Exhibit Number                  Description

4.1

Amended and Restated Articles of Incorporation of the Registrant dated August 3, 2022. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.)

4.2

Amended and Restated Bylaws of the Registrant dated December 15, 2021. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 15, 2021.)

5	Opinion of Kilpatrick Townsend & Stockton LLP.
23.1	Consent of Nichols, Cauley & Associates, LLC.
23.2	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5).
24	Powers of Attorney (included on signature page).
99.1	CoreCard Corporation 2025 Employee Stock Incentive Plan (Incorporated by reference to the Registrant’s 2025 Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2025.)
107	Filing Fee Table

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Item 9.   Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 30th day of May, 2025.

CORECARD CORPORATION

By:	/s/ J. Leland Strange
J. Leland Strange
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints J. Leland Strange and Matthew A. White, and each of them, any of whom may act without the joinder of the others, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same with all exhibits hereto and other documents in connection therewith or in connection with registration of the securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby, ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ J. Leland Strange J. Leland Strange	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2025

/s/ Matthew A. White Matthew A. White	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2025

/s/ Philip H. Moise Philip H. Moise	Director	May 30, 2025

/s/ A. Russell Chandler A. Russell Chandler, III	Director	May 30, 2025

/s/ Kathryn Petralia Kathryn Petralia	Director	May 30, 2025

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